EXHIBIT 16.1

March 8, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the disclosure Item 4.01 of  Form 8-K, in response to the event that occurred on March 1, 2012, to be filed by our former client, Realmark Property Investors Limited Partnership VI A. We agree with the statements made in the 8-K related to that item insofar as they relate to our firm. We have no basis to agree or disagree with other statements made under Item 4.01

Very truly yours,

EFP Rotenberg, LLP

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